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To:       Jim Kritikson
From:     Paul Gribik
Subject:  Marginal Costs, Congestion Charges and Revenue Adequacy
Date:     August 21, 1997

You had a question regarding the way in which the DC OPF with separation of markets will determine locational. marginal costs and the marginal cost of using congested transmission. I will not consider the effects of averaging nodal marginal costs to calculate zonal marginal costs. I will only look at the use of the marginal costs produced by the interzonal congestion management procedures.

Example Problem

                           [GRAPHIC FORMULA OMITTED]


Based on the price differences between these two generators and their available capacities, the PX would value a 100 MW block of transmission at $5/MW. As we continue to unload the PX's use of the line, we will back down Gipx and move up G4PX.
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Based on the price differences between these two generators and their available capacities, the PX would value this next 100 MW block of transmission at $10/MW.

Look at the value that the SC places on the transmission capacity. As we unload the SC's use of the line, we will back down G1sc and move up G2sc. Based on the price differences between these two generators and their available capacities, the PX would value a 200 MW of transmission at $6/MW.

Based on these values, the ISO will allocate 100 MW of transmission capacity to the PX and allocate 100 MW of transmission capacity to SC. The SC is the marginal user and sets the price of transmission at $6/MW. The resulting schedules for the parties are:


                               [GRAPHIC OMITTED]


Now let's look at the marginal costs for the PX.

* Suppose that the PX's load at node increases. The PX's optimal response is to increase G2 X(Gipx is at it's upper limit). This gives a directional marginal cost of $12/MWh.

* Suppose that the PX's load at node 2 increases. The PX could increase G4PX which would cost $20/MWh (G3PX is at its upper limit). However, this is not the PX's optimal response. Instead, the PX could increase G2PX which would only cost the PX $12/MWh for energy (saving $8/MWh in energy costs). If the PX did this, it would need an additional increment of transmission capacity from the ISO. Given the energy cost savings, the PX would be willing to pay up to $8/MW for this increment of transmission capacity. It turns out that the marginal user of transmission capacity
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(SC) only values transmission capacity at $6/MWh. The PX values the increment of transmission capacity that it would need to serve the increment of load (using
G2Px) more than the marginal user of transmission (SC). The ISO would take the increment of transmission capacity from SC and give it to the PX. The PX would pay the marginal transmission cost for this increment of capacity ($6/MWh). The cost to the PX is $12/MWh for its generation plus $6/MWh for the increased transmission capacity. This gives a directional marginal cost of $18/MWh.

Suppose that the PX's load at node 1 decreases. The PX could decrease GiPx which would save the PX $10/MWh (G2PX is at it's lower limit). However, this is not the PX's optimal response. Instead, the PX could decrease G3PX which would save the PX $17/MWh in energy costs (an energy cost savings that is $7/MWh larger). If the PX did this, it would need to send an increment of energy from node 1 to node 2, so it would need an additional increment of transmission capacity from the ISO. Given the increased energy cost savings, the PX would be willing to pay up to $7/AMW for this increment of transmission capacity. It turns out that the marginal user of transmission capacity (SC) only values transmission capacity at $6IMWh. The PX values the increment of transmission capacity that it would need more than the marginal user of transmission. The ISO would take the increment of transmission capacity from the SC and give it to the PX. The PX would pay the marginal transmission cost for this increment of capacity ($6/MWh). The resulting savings to the PX is $1I/MWh ($17AMWh for its generation minus $6/MWh for the increased transmission capacity). This gives a directional marginal cost of $1 1/MWh.

* Suppose that the PX's load at node 2 decreases. The PX would decrease G3PX which would save the PX $17/MVWh (G4PX is at its lower limit). This gives a directional marginal cost of $17/MWh.

Any constrained optimization problem can have directional marginal costs. In the congestion management problem, this situation arises at points where the set of tight constraints change as a parametric demand is "wiggled." In essence, you may have different sets of optimal prices. To define the locational marginal costs for settlements, you must be sure that the costs you use are from the same set of optimal prices. You cannot use the marginal cost from one set of optimal prices at one node and the optimal price from a different set of optimal prices at another node. In the example problem, you could use the incremental marginal cost at node 1 with the incremental marginal cost at node 2. Or you could use the decremental marginal cost at node 1 with the decremental marginal cost at node 2. You cannot use the incremental marginal cost at node 1 with the decremental marginal cost at node 2.

A second point should also be raised. The PX and other schedule coordinators compete for transmission capacity based on their forecast loads, available generation and costs. If a load changes for an SC or the PX that party's schedule will change. In addition, the ISO's allocation of transmission capacity to the parties would also change. The calculation of the marginal costs must consider how the entire system will respond to
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changes in loads. We cannot freeze the transmission allocation and then observe how the generation and load only respond without considering how the various parties performances in the competition for transmission would change.

The ISO will not solve the problem in this fashion. Rather, it will solve the DC OPF with market separation constraints to allocate transmission capacity. The ISO will adjust the schedule coordinators' schedules so that it minimizes costs while:

* keeping the energy markets of the different schedule coordinators separate
* enforcing the power flow equations
* enforcing line flow limits
* enforcing generation limits.

To accomplish this, the ISO will solve the following OPF problem:

min10 -GPx + 12. G2X + 17. GPX +20. GPX +10 Gsc + 16 Gsc
subject to

Gx + GpX + G.c - f12 = 150    power balance at node 1  (dual variable A.)
Gx + G   + Gsc + f12 = 400    power balance at node 2   (dual variable ,2)
G. + Gc              = 300    schedule coordinator SC in balance (dual variable qsc)
                 f12   200    line flow upper limit (dual variable pumaX)
                 f12 >-200    line flow lower limit (dual variable umin)
0 < GPX < 150                   (dual variable vpx)
0 < GX2 <150                    (dual variable v2j)
0 < GPx < 100                   (dual variable V3X)
0 < GPX < 100                   (dual variable v4Px
0 < G.c < 300                   (dual variable Vsc)
0 < Gsc < 300                   (dual variable v2c)

We do not have to include the constraint to keep the PX's schedule in balance. This will follow from the power flow equations and the constraint that keeps SC's schedule in balance.

The dual problem that gives the marginal price information is:
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                               [FORMULAS OMITTED]

From any one of the possible dual solutions, Xi gives a directional marginal cost for the PX at node 1 while 2 gives a directional marginal cost for the PX at node 2. The marginal costs depend upon the direction in which the load is perturbed since the set of active constraints is changing at the optimal solution to the DC OPF. The set of active constraints along which we move depends upon the direction of movement. This can occur in any constrained optimization problem. To get marginal costs that are consistent with the marginal congestion cost, we must choose the marginal costs (locational marginal costs and path capacity marginal costs) from one dual solution. We cannot "mix and match."

As long as the marginal costs are defined in this fashion, the charges to the PX's loads minus the payments to the PX's generators will equal the congestion payment to the ISO.